Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAIIE

Contacts:
Media:	Investors:
Andrea L. Johnston	James B. Sloan, Jr.
Vice President, Corporate Communications	Senior Vice President, Corporate Finance
910-254-7340	910-254-7690

aaiPharma Completes Asset Sale and Closes on New $140 Million Credit Facility
Company Achieves Financing Goals

•	Makes $9.6 million, April 1, 2004 interest payment on 11% senior subordinated notes

•	Discharges the remaining M.V.I.® purchase payment of $31.5 million

•	Obtains waivers under indenture governing the 11% notes

•	Receives $14.9 million prepayment of accelerated royalties

•	Terminates the pending pain product acquisition for a payment of $1.6 million

Wilmington, N.C., April 26, 2004 — aaiPharma Inc. (NASDAQ: AAIIE) today announced the completion of the sale of its M.V.I.® (Multi-Vitamin Infusion) and Aquasol® product business for $105 million to Mayne Pharma (USA) Inc., Paramus, N.J., a subsidiary of Australia’s Mayne Group Limited (ASX: MAY). Total consideration received by aaiPharma at closing of $94.2 million reflected the receipt of the $5.0 million payment related to the recent approval by the U.S. Food and Drug Administration of an M.V.I.® line extension that does not contain vitamin K and the $10.8 million held back to fund aaiPharma’s post-closing obligations under the purchase agreement.

With the completion of this transaction, aaiPharma closed on its previously announced two-year, $140 million credit facility provided by Silver Point Finance, LLC. This new facility replaces the Company’s existing senior revolving and term debt facilities.

“We have now achieved all of our major financing objectives for the Company,” said Interim Chief Operating Officer Gregory F. Rayburn. “aaiPharma is now well positioned to execute its business plan.”

In related events, aaiPharma said it has made its $9.6 million, April 1, 2004 interest payment on its 11% senior subordinated notes due in 2010, along with default interest accruing since April 1, 2004, and has otherwise satisfied the conditions listed in its recent consent solicitation with respect to its senior subordinated notes. In addition, aaiPharma announced that it has discharged the remaining M.V.I.® purchase payment of $31.5 million to AstraZeneca.

Additionally, aaiPharma announced resolution of several developments affecting its near-term liquidity that were previously outlined in its revised consent solicitation statement filed with the S.E.C. on Form 8-K on April 19, 2004. Specifically, the Company obtained waivers of existing defaults under the indenture governing its 11% senior subordinated notes; received a $14.9 million prepayment of accelerated royalties under its significant development agreement; paid a $9.0 million obligation to terminate its interest rate hedging obligation; and terminated the pending pain product acquisition for a payment of $1.6 million.

Chairman and Chief Executive Officer Dr. Frederick D. Sancilio said, “This completes the first phase of the program to allow aaiPharma to return to normal operations. I have given financial stability the highest priority since returning to the CEO position. Next, we need to focus on the remaining issues such as the filing of our Form 10-K as quickly as possible.” Continuing, he said, “We are already beginning to focus our efforts on preparing plans for the remaining quarters of 2004 and 2005 that will be clearly communicated once completed. Our R&D program remains one of our most important assets and is the foundation of the Company going forward.”

About aaiPharma
aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma’s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma’s website at www.aaipharma.com.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the ability of the Company to develop and execute its business plan, complete and file its Form 10-K on a timely basis, and carry out its R&D program successfully.

###

2